Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

ANIP Acquisition Company

We have audited the accompanying balance sheet of ANIP Acquisition Company (d/b/a ANI Pharmaceuticals, Inc.) (the “Company”) as of December 31, 2012, and the related statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year ended December 31, 2012. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ANIP Acquisition Company as of December 31, 2012, and the results of its operations and its cash flows for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ EISNERAMPER LLP

New York, New York

April 25, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of

ANIP Acquisition Company:

We have audited the accompanying balance sheet of ANIP Acquisition Company (d/b/a ANI Pharmaceuticals, Inc.) (“the Company”) as of December 31, 2011, and the related statements of operations, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year ended December 31, 2011. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011, and the results of its operations and its cash flows for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Stout, Causey & Horning, P.A.

Sparks, Maryland

November 20, 2012

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Balance Sheets

As of December 31,	2012	2011
Assets
Current Assets
Cash and cash equivalents	$11,028	$—
Accounts receivable, net	5,432,401	5,104,568
Inventories, net	2,809,685	2,107,463
Prepaid expenses	313,193	224,618
Total Current Assets	8,566,307	7,436,649
Property and Equipment
Land	86,949	86,949
Buildings	3,682,006	3,682,006
Machinery, furniture and equipment	3,564,948	3,445,284
Construction in progress	208,069	35,660
	7,541,972	7,249,899
Less: accumulated depreciation and amortization	2,662,799	2,145,630
Total Property and Equipment, net	4,879,173	5,104,269
Other Assets
Intangible assets, net	85,000	135,000
Deferred loan costs, net	217,290	—
Total Other Assets	302,290	135,000
Total Assets	$13,747,770	$12,675,918

The accompanying notes are an integral part of these financial statements.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Balance Sheets (Continued)

As of December 31,	2012	2011
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$1,993,567	$1,208,323
Accrued expenses	555,656	677,711
Returned goods reserve	410,992	252,045
Deferred revenue	314,794	146,300
Borrowings under line of credit	4,065,307	3,064,414
Notes payable, discontinued operation	—	300,000
Current liabilities, discontinued operation	370,766	512,275
Total Current Liabilities	7,711,082	6,161,068
Convertible Debt	—	16,581,933
Total Liabilities	7,711,082	22,743,001
Commitments and Contingencies (Note 12)
Redeemable Convertible Preferred Stock
10% Convertible Preferred Stock, Series A, $0.10 par value, stated value of $100 per share; 108,494 shares authorized, 102,774 shares issued and outstanding including cumulative dividends of $2,186,326 and $995,557 at December 31, 2012 and December 31, 2011, respectively	11,579,126	10,388,357
10% Convertible Preferred Stock, Series B, $0.10 par value, stated value of $110 per share; 118,915 shares authorized, 78,491 shares issued and outstanding including cumulative dividends of $1,836,734 and $836,368 at December 31, 2012 and December 31, 2011, respectively	10,560,082	9,559,716
12% Convertible Preferred Stock, Series C, $0.10 par value, stated value of $110 per share; 37,956 shares authorized, 34,810 shares issued and outstanding including cumulative dividends of $994,471 and $448,148 at December 31, 2012 and December 31, 2011, respectively	4,814,735	4,268,412
10% Convertible Preferred Stock, Series D, $0.10 par value, stated value of $30 per share; 3,400,000 shares authorized, 2,375,312 shares issued and outstanding including cumulative dividends of $4,184,858 at December 31, 2012	21,797,240	—
Total Redeemable Convertible Preferred Stock	48,751,183	24,216,485
Stockholders’ Deficit
Common Stock, $0.10 par value, 3,700,000 shares authorized; 23,613 and 1,129 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	2,361	113
Additional paid-in capital	1,081,477	1,086,461
Accumulated deficit	(43,798,333)	(35,370,142)
Total Stockholders’ Deficit	(42,714,495)	(34,283,568)
Total Liabilities and Stockholders’ Deficit	$13,747,770	$12,675,918

The accompanying notes are an integral part of these financial statements.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Statements of Operations

For the Years Ended December 31,	2012	2011
Net Revenues	$20,370,539	$16,514,579
Operating Expenses
Cost of sales (excluding depreciation and amortization)	8,843,581	6,860,551
Salaries and benefits	4,994,903	4,352,250
Freight	322,921	253,394
Research and development	1,157,548	799,302
Selling, general and administrative	4,526,779	3,711,669
Depreciation and amortization	567,169	532,768
Total Operating Expenses	20,412,901	16,509,934
Operating (Loss)/Income from Continuing Operations	(42,362)	4,645
Other Expense
Interest expense	(1,326,397)	(2,253,794)
Other expense	(241,236)	(384,555)
Total Other Expenses	(1,567,633)	(2,638,349)
Net Loss from Continuing Operations Before Income Tax Benefit	(1,609,995)	(2,633,704)
Income tax benefit	36,327	81,663
Net Loss from Continuing Operations	(1,573,668)	(2,552,041)
Discontinued Operation
Gain on discontinued operation, net of tax	67,793	123,882
Net Loss	$(1,505,875)	$(2,428,159)
Computation of Loss from Continuing Operations Attributable to Common Stockholders:
Net loss from continuing operations	$(1,573,668)	$(2,552,041)
Preferred stock dividends	(6,922,316)	(2,280,073)
Loss from Continuing Operations Attributable to Common Stockholders	$(8,495,984)	$(4,832,114)
Basic and Diluted Income (Loss) Per Share:
Continuing operations	$(6.23)	$(711.86)
Discontinued operation	0.05	18.25
Basic and Diluted Loss Per Share	$(6.18)	$(693.61)
Basic and Diluted Weighted-Average Shares Outstanding	1,363,811	6,788

The accompanying notes are an integral part of these financial statements.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit

For the Years Ended December 31, 2012 and 2011

	Redeemable Convertible Preferred Stock				Stockholders’ Deficit
	10% Convertible Preferred Stock, Series A	10% Convertible Preferred Stock, Series B	12% Convertible Preferred Stock, Series C	10% Convertible Preferred Stock, Series D	Common Stock	Additional Paid-in Capital	Loan Receivable from Stockholder	Accumulated Deficit	Total
Balance, January 1, 2011	$16,252,664	$14,134,975	$5,420,676	$—	$788	$1,081,911	$(90,215)	$(44,444,273)	$(43,451,789)
Preferred stock dividends forgiven through January 28, 2011	(6,802,664)	(5,386,525)	(1,594,659)	—	—	—	—	13,783,848	13,783,848
Preferred stock dividends	995,557	836,368	448,148	—	—	—	—	(2,280,073)	(2,280,073)
Redemption of stock in exchange for forgiveness of loan receivable from stockholder	(57,200)	(25,102)	(5,753)	—	(675)	—	90,215	(1,485)	88,055
Non-cash compensation related to stock options	—	—	—	—	—	4,550	—	—	4,550
Net loss	—	—	—	—	—	—	—	(2,428,159)	(2,428,159)
Balance, December 31, 2011	10,388,357	9,559,716	4,268,412	—	113	1,086,461	—	(35,370,142)	(34,283,568)
Issuance of common stock upon cashless warrant exercise	—	—	—	—	2,248	(2,248)		—	—
Issuance of preferred stock upon cashless warrant exercise	—	—	—	2,736	—	(2,736)		—	(2,736)
Issuance of preferred stock upon convertible debt conversion	—	—	—	17,609,646	—	—		—	—
Preferred stock dividends	1,190,769	1,000,366	546,323	4,184,858	—	—		(6,922,316)	(6,922,316)
Net loss	—	—	—	—	—	—		(1,505,875)	(1,505,875)
Balance, December 31, 2012	$11,579,126	$10,560,082	$4,814,735	$21,797,240	$2,361	$1,081,477	$—	$(43,798,333)	$(42,714,495)

The accompanying notes are an integral part of these financial statements.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Statements of Cash Flows

For the Years Ended December 31,	2012	2011
Cash Flows From Operating Activities
Net loss from continuing operations	$(1,573,668)	$(2,552,041)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	567,169	532,768
Non-cash interest relating to convertible debt and loan cost amortization	1,071,170	1,919,036
Non-cash compensation expense related to stock option grants	—	4,550
Changes in operating assets and liabilities:
Accounts receivable	(327,833)	(3,415,365)
Inventories	(702,222)	254,527
Prepaid expenses	(88,575)	753,790
Accounts payable	785,244	(429,903)
Accrued expenses, returned goods reserve and deferred revenue	205,387	657,567
Net Cash and Cash Equivalents Used in Continuing Operations	(63,328)	(2,275,071)
Net Cash Used in Discontinued Operation	(73,716)	(864,536)
Net Cash and Cash Equivalents Used in Operating Activities	(137,044)	(3,139,607)
Cash Flows From Investing Activities
Acquisition of property and equipment, net of disposals	(292,073)	(128,090)
Acquisition of intangible assets	—	(160,000)
Net Cash and Cash Equivalents Used in Investing Activities	(292,073)	(288,090)
Cash Flows From Financing Activities
Borrowings under line of credit, net	1,000,893	1,341,736
Repayments on long-term debt	—	(633,333)
Proceeds from convertible debt	—	2,694,294
Payment of debt issuance costs	(260,748)	—
Net Cash and Cash Equivalents Provided by Continuing Operations	740,145	3,402,697
Net Cash (Used in)/Provided by Discontinued Operation	(300,000)	25,000
Net Cash and Cash Equivalents Provided by Financing Activities	440,145	3,427,697
Change in Cash and Cash Equivalents	11,028	—
Cash and cash equivalents, beginning of year	—	—
Cash and cash equivalents, end of year	$11,028	$—
Supplemental disclosure for cash flow information:
Cash paid for interest	$255,227	$279,432
Supplemental non-cash investing and financing activities:
Preferred stock dividends	$6,922,316	$2,280,073
Forgiveness of preferred stock dividends	$—	$13,783,848
Redemption of stock in exchange for forgiveness of loan receivable from stockholder	$—	$90,215
Issuance of common and preferred stock upon cashless warrant exercise	$4,984	$—
Issuance of preferred stock upon convertible debt conversion	$17,609,646	$—

The accompanying notes are an integral part of these financial statements.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Financial Statements

Together with Report of Independent Registered Public Accounting Firm

For the Years Ended December 31, 2012 and 2011

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements

For the Years Ended December 31, 2012 and 2011

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview

ANIP Acquisition Company, d/b/a ANI Pharmaceuticals, Inc. (the “Company”) is a specialty pharmaceutical company, developing and marketing generic and branded prescription products. In two facilities located in Baudette, Minnesota, with combined manufacturing, packaging and laboratory capacity totaling 173,000 sq. ft., the Company manufactures oral solid dose products, as well as liquids and topicals, including those that must be manufactured in a fully contained environment due to their potency and/or toxicity. The Company also performs contract manufacturing for other pharmaceutical companies.

The Company also previously owned an operation in Gulfport, Mississippi that manufactured over-the-counter pharmaceuticals products, which were sold under private-label contracts to retail pharmacy chains. The Gulfport operation was sold in September 2010 and accounted for as a discontinued operation as of December 31, 2012 and 2011 (Note 6).

The Company’s operations are subject to certain risks and uncertainties including, among others, current and potential competitors with greater resources, dependence on significant customers, lack of operating history and uncertainty of future profitability and possible fluctuations in financial results. Since inception, the Company has incurred a cumulative loss from operations and has had operating cash flow deficits. Management believes that as a result of the sale of the Gulfport operation, the Company can focus on prescription pharmaceuticals and increase its revenues while controlling operating costs in order to improve operating performance in the future. To date, the Company has funded its cash flow requirements using debt, equity, and equity-linked financings. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going-concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations and potential other funding sources to meet the Company’s obligations as they become due. Management believes the going-concern basis is appropriate for the accompanying financial statements based on its current operating plan through December 31, 2013. In addition, management has the intent and ability to take additional actions as necessary to continue as a going concern, including by drawing on available funding sources and/or reducing discretionary operating costs.

In October 2012, the Company entered into a merger agreement with BioSante Pharmaceuticals, Inc. (“BioSante”), which agreement was revised in April 2013, by which a subsidiary of BioSante will merge into the Company in an all-stock transaction (Note 14).

Basis of Accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. In the accompanying financial statements, estimates are used for, but not limited to, stock-based compensation, allowance for doubtful accounts, accruals for chargebacks, returns and other allowances, allowance for inventory obsolescence, derivative liabilities, contingencies, litigation, and the depreciable lives of fixed assets. Actual results could differ from those estimates.

Credit Concentration

The Company’s customers are primarily pharmaceutical companies, wholesale distributors, chain drug stores, and group purchasing organizations.

During the year ended December 31, 2012, three customers represented approximately 25%, 21%, and 11% of net revenues, respectively. As of December 31, 2012, accounts receivable from these customers totaled $3,754,279. During the year ended December 31, 2011, three customers represented approximately 21%, 16%, and 16% of net revenues, respectively. As of December 31, 2011, accounts receivable from these customers totaled $3,212,359.

Vendor Concentration

During the year ended December 31, 2012, the Company purchased approximately 60% of total costs of goods sold from three suppliers. As of December 31, 2012, amounts payable to these suppliers totaled $240,009. During the year ended December 31, 2011, the Company purchased approximately 27% of total costs of goods sold from two suppliers. As of December 31, 2011, amounts payable to these suppliers totaled $205,838.

Cash and Cash Equivalents

For purposes of the accompanying Statements of Cash Flows, the Company considers all highly liquid instruments with maturities of three months or less from the date of purchase to be cash equivalents. All interest bearing and non-interest bearing accounts are guaranteed by the FDIC up to $250,000. The Company may maintain cash balances in excess of FDIC coverage. Management considers this to be a normal business risk.

Revenue Recognition

Revenue is recognized for product sales upon passing of risk and title to the customer, when estimates of discounts, rebates, promotional adjustments, price adjustments, returns, chargebacks, and other potential adjustments are reasonably determinable, collection is reasonably assured, and the Company has no further performance obligations. These estimates reduce gross revenues to net revenues in the accompanying statements of operations, and are presented as current liabilities or reductions in accounts receivable in the accompanying balance sheets.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

The Company extends credit to customers on an unsecured basis. The Company utilizes the allowance method to provide for doubtful accounts based on management’s evaluation of the collectability of accounts receivable. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. The Company determines trade receivables to be delinquent when greater than 30 days past due. Receivables are written off when it is determined that amounts are uncollectible. The Company determined that no allowance for doubtful accounts was necessary as of December 31, 2012 and 2011.

Accruals for Chargebacks, Returns and Other Allowances

The Company’s generic and branded product revenues are typically subject to agreements with customers allowing chargebacks, product returns, administrative fees, and other rebates and prompt payment discounts. The Company accrues for these items at the time of sale based on the estimates and methodologies described below. In the aggregate, these gross-to-net accruals exceed 65% of generic and branded gross product sales and reduce gross revenues to net revenues in the accompanying statements of operations, and are presented as current liabilities or reductions in accounts receivable in the accompanying balance sheets. The Company continually monitors and re-evaluates the accruals as additional information becomes available, which includes, among other things, updates to trade inventory levels and customer product mix. The Company makes adjustments to the accruals at the end of each reporting period, to reflect any such updates to the relevant facts and circumstances.

Chargebacks

Chargebacks, primarily from wholesalers, are the most significant of the Company’s accruals. Chargebacks result from arrangements the Company has with indirect customers establishing prices for products which the indirect customer purchases through a wholesaler. Alternatively, the Company may pre-authorize wholesalers to offer specified contract pricing to other indirect customers. Under either arrangement, the Company provides a chargeback credit to the wholesaler for any difference between the contracted price with the indirect customer and the wholesaler’s invoice price, typically Wholesale Acquisition Cost (“WAC”).

Chargeback credits are calculated as follows:

Prior period chargebacks claimed by wholesalers are analyzed to determine the actual average selling price (“ASP”) for each product. This calculation is performed by product by wholesaler. ASPs can be affected by several factors such as:

•                  A change in customer mix

•                  A change in negotiated terms with customers

•                  A change in product sales mix

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

•                  A change in the volume of off-contract purchases

•                  Changes in WAC

As necessary, the Company adjusts ASPs based on anticipated changes in the factors above.

The difference between ASP and WAC is recorded, at the same time the Company recognizes revenue from the product sale, as a reduction in both gross revenues and accounts receivable.

To evaluate the adequacy of its chargeback accruals, the Company obtains on-hand inventory counts from the wholesalers. This inventory is multiplied by the chargeback amount, the difference between ASP and WAC, to arrive at total expected future chargebacks, which is then compared to the chargeback accruals. The Company continually monitors chargeback activity and adjusts ASPs when it believes that actual selling prices will differ from current ASPs.

Returns

Consistent with industry practice, the Company maintains a return policy that allows customers to return product within a specified period prior to and subsequent to the expiration date. Generally, product may be returned for a period beginning six months prior to its expiration date to up to one year after its expiration date. The Company’s product returns are settled through the issuance of a credit to the customer. The Company’s estimate for returns is based upon its historical experience with actual returns. While such experience has allowed for reasonable estimation in the past, history may not always be an accurate indicator of future returns. The Company continually monitors its estimates for returns and makes adjustments when it believes that actual product returns may differ from the established accruals.

Administrative Fees and Other Rebates

Administrative fees or rebates are offered to wholesalers, group purchasing organizations and indirect customers, consistent with pharmaceutical industry practice. The Company accrues for fees and rebates, by product by wholesaler, at the time of sale based on contracted rates and ASPs.

To evaluate the adequacy of its administrative fee accruals, the Company obtains on-hand inventory counts from the wholesalers. This inventory is multiplied by the ASPs to arrive at total expected future sales, which is then multiplied by contracted rates. The result is then compared to the administrative fee accruals. The Company continually monitors administrative fee activity and adjusts its accruals when it believes that actual administrative fees will differ from the accruals.

Prompt Payment Discounts

Sales discounts are granted for prompt payment. The reserve for sales discounts is based on invoices outstanding. The Company assumes based on past experience that 100% of available discounts will be taken.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table summarizes activity in the balance sheet for accruals and allowances for the years ended December 31, 2012 and 2011:

	Accruals for Chargebacks, Returns and Other Allowances
	Chargebacks	Returns	Administrative Fees and Other Rebates	Prompt Payment Discounts
Balance at January 1, 2011	$750,458	$80,067	$59,602	$25,000
Accruals/Adjustments	13,005,579	356,364	672,882	446,187
Credits Taken Against Reserve	(10,075,199)	(184,386)	(494,289)	(304,748)
Balance at December 31, 2011	3,680,838	252,045	238,195	166,439
Accruals/Adjustments	22,912,309	697,926	1,368,863	774,695
Credits Taken Against Reserve	(20,931,173)	(538,979)	(1,376,483)	(699,294)
Balance at December 31, 2012	$5,661,974	$410,992	$230,575	$241,840

Inventories

Inventories are stated at the lower of cost or net realizable value. The Company values inventory at standard cost. The Company reviews and adjusts standard costs periodically and its inventory, as valued, approximates weighted average cost.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is recorded on a straight-line basis over estimated useful lives as follows:

Buildings and improvements	20 - 40 years
Machinery, furniture and equipment	3 - 10 years

Construction in progress includes the cost of construction and other direct costs attributable to the construction, along with capitalized interest, if any. Depreciation is not recorded on construction in progress until such time as the assets are placed in service. During the years ended December 31, 2012 and 2011, there was no material interest capitalized into construction in progress.

Depreciation expense for the years ended December 31, 2012 and 2011 totaled $517,169 and $507,768, respectively.

The Company accounts for the valuation of long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, Property, Plant, and Equipment. ASC 360 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed are reportable at the lower of the carrying amount or fair value, less costs to sell. Management determined that no assets were impaired and no assets were held for disposal as of December 31, 2012 and 2011.

Research and Development Expenses

Research and development costs are expensed as incurred and primarily consist of expenses relating to product development. Research and development costs totaled $1,157,548 and $799,302 for the years ended December 31, 2012 and 2011, respectively, and are included in the accompanying statements of operations.

Stock-Based Compensation

The Company expenses the estimated fair value of stock-based awards made in exchange for employee services over the requisite employee service period. Stock-based compensation cost for stock options is determined at the grant date using an option pricing model. The value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the employee’s requisite service period.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company evaluates and accounts for uncertain income tax positions in accordance with ASC 740, Income Taxes. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return, as well as guidance on derecognition, classification, interest and penalties and financial statement reporting disclosures. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. In accordance with ASC 740, the Company began accounting for uncertain income tax positions during the year ended December 31, 2009. The Company did not identify any uncertain income tax positions that could have a material impact to the financial statements. The Company is subject to taxation in various jurisdictions and remains subject to examination by taxing jurisdictions for the years 2004 and all subsequent periods due to the availability of net operating loss carryforwards.

The Company recognizes interest and penalties accrued on any unrecognized tax exposures as a component of income tax expense. The Company did not have any amounts accrued relating to interest and penalties as of December 31, 2012 and 2011.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company considers potential tax effects resulting from discontinued operations and records intra-period tax allocations, when those effects are deemed material.

Income (Loss) per Share

Basic income (loss) per share is calculated by dividing net income (loss) less preferred stock dividends by the weighted-average number of shares of common stock and participating securities outstanding during the period. For periods of net income, and when the effects are dilutive, diluted earnings per share is computed by dividing net income (as adjusted for interest expense on convertible debt, if outstanding) by the weighted-average number of shares of common stock and participating securities outstanding plus the number of shares that would be outstanding if warrants were exercised for common shares or preferred stock convertible into common shares, using the treasury method. Diluted loss per share is calculated similarly to basic loss per share because the impact of all dilutive potential common shares is anti-dilutive due to the net losses; accordingly, diluted loss per share is the same as basic loss per share.

The Company has determined that Series D Preferred Stock (Note 9) is a participating security under ASC 260, Earnings Per Share. Under ASC 260, a security is considered a participating security if the security may participate in undistributed earnings with common stock, regardless of whether the participation is conditioned upon the occurrence of a specified event. In accordance with ASC 260, a company is required to use the two-class method in computing EPS when it has a security that qualifies as a “participating security.” The two-class method is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. Participating securities are included in the computation of basic EPS using the two-class method. Holders of the Series D Preferred Stock are entitled to share, on an as-converted basis, in distributions to holders of common stock. Therefore shares of Series D Preferred Stock are included in the computation of basic EPS.

The number of anti-dilutive shares, consisting of common stock options, warrants exercisable for common stock, warrants exercisable for preferred stock, convertible debt, and convertible preferred stock which have been excluded from the computation of diluted loss per share for the years ended December 31, 2012 and 2011, were 233,541 and 2,109,869, respectively.

Basic and diluted loss per share has been adjusted for a 10:1 reverse stock split effected on January 28, 2011 and has been applied retrospectively for all periods presented.

Redeemable Preferred Stock

The carrying value of the Company’s redeemable convertible preferred stock is increased by the accretion of any related discounts and accrued but unpaid dividends so that the carrying amount will equal the redemption amount at the dates the stock becomes redeemable. The Company’s Series A, B, C and D preferred stock is redeemable at the option of the holders, subject to certain additional requirements (Note 9).

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Splits and Other Reclassifications

In January 2011, the Company’s Board of Directors approved a resolution to effect a ten-for-one reverse stock split of the Company’s common and preferred stock with a corresponding change to the par values. The par values, and all common and preferred share numbers for all periods presented, have been adjusted retrospectively to reflect the change in par value and the one-for-ten reverse stock split.

Certain prior period amounts have been reclassified to conform to the current year presentation.

Financial Instruments

The Company’s balance sheets include various financial instruments (primarily cash and cash equivalents, prepaid expenses, accounts receivable, accounts payable, accrued expenses, borrowings under line of credit, notes payable and other current liabilities) that approximate fair value. Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. US GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value. These tiers include:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2—Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities.

Level 3—Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

See Note 13 for additional information regarding fair value.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-05, Presentation of Comprehensive Income, an amendment to ASC Topic 220, Comprehensive Income. The update gives companies the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in the update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The ASU is effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2011. In December 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This update stated that the specific requirement to present items that are reclassified from other comprehensive income to net income alongside their respective components of net income and other comprehensive income will be deferred. In February 2013, the FASB issued

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ASU 2013-02, Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income. This update requires companies to present the effects on the line items of net income of significant reclassifications out of accumulated other comprehensive income if the amount being reclassified is required under US GAAP to be reclassified in its entirety to net income in the same reporting period. ASU 2013-02 is effective prospectively for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2012. A separate statement of comprehensive income (loss) is not included in the accompanying financial statements because the Company does not have any comprehensive income (loss) items for the years ended December 31, 2012 and 2011.

Subsequent Events

The Company performed an evaluation of subsequent events through April 25, 2013, the date the accompanying financial statements were available to be issued, and did not identify any material events that warrant disclosure, except as disclosed in Note 14.

2. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following as of December 31:

	2012	2011
Accounts receivable, gross	$11,556,510	$8,991,124
Adjustments for chargebacks and other allowances	(6,124,109)	(3,886,556)
Accounts receivable, net	$5,432,401	$5,104,568

3. INVENTORIES

Inventories consist of the following as of December 31:

	2012	2011
Raw materials	$974,967	$836,724
Packaging materials	584,654	687,185
Work-in-progress	374,257	95,762
Finished goods	890,683	501,230
	2,824,561	2,120,901
Reserve for excess/obsolete inventories	(14,876)	(13,438)
Inventories, net	$2,809,685	$2,107,463

4. INTANGIBLE ASSETS

Intangible assets consist of the exclusive rights, including all of the applicable technical data and other relevant information, to produce certain pharmaceutical products which the Company has acquired from various companies during the year ended December 31, 2011. The purchase prices

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

4. INTANGIBLE ASSETS (Continued)

totaled $160,000 and are being amortized, upon product commercialization, on a straight-line basis over the estimated useful life of the products of three years. Amortization expense for the years ended December 31, 2012 and 2011 totaled $50,000 and $25,000, respectively.

Expected future amortization expense is as follows for the years ending December 31,:

2013	$25,000
2014	6,667
2015	20,000
2016	20,000
2017 and thereafter	13,333
Total	$85,000

5. NOTES PAYABLE

Notes payable consist of amounts previously owed to suppliers as accounts payable that were subsequently converted to notes payable, as agreed upon by the Company and their respective suppliers. During the year ended December 31, 2009, the Company reached an agreement with a supplier to convert $938,276 of accounts payable to a note payable. Under the terms of the agreement, the Company was required make monthly payments of principal amounts plus interest of 6% per annum. In May 2011, the Company reached an agreement with the supplier to settle all amounts due by the Company in full and final for $175,000. The resulting gain is included as a gain on the discontinued operation in the accompanying statements of operations.

During October 2011, the Company reached a settlement agreement with another supplier in the amount of $450,000. Under the terms of the agreement, the Company was required make monthly payments of $50,000. Amounts due under this agreement totaled $0 and $300,000 as of December 31, 2012 and 2011, respectively.

6. DISCONTINUED OPERATION

On September 17, 2010, the Company sold its operation in Gulfport, Mississippi to a third-party for $2,300,000. This operation manufactured over-the-counter pharmaceuticals products, which were sold under private-label contracts to retail pharmacy chains. The net assets of the Gulfport operation had a carrying value of $5,819,473 on the date of the sale, resulting in a loss of $3,669,245 on disposal of the discontinued operation. The decision to sell the Gulfport operation was based on its historical underperformance and recurring losses and the anticipated need for continued financing from outside sources to maintain ongoing operations.

As of December 31, 2012 and 2011, total net liabilities associated with discontinued operations were $370,766 and $512,275, respectively, and consisted of balances due to various vendors of the discontinued operation. These liabilities have been segregated from continuing operations in the accompanying balance sheets.

The gains on the discontinued operation totaled $67,793 and $123,882, net of tax expense, for the years ended December 31, 2012 and 2011, respectively and have been segregated from continuing

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

6. DISCONTINUED OPERATION (Continued)

operations in the accompanying statements of operations. During the year ended December 31, 2012, the gain on discontinued operation consisted of various vendor settlements. During the year ended December 31, 2011, the majority of the gain on discontinued operation consisted of a recovery of a previously written-off accounts receivable balance totaling $150,000 and various other vendor settlements.

7. LINE OF CREDIT

Prior to June 2012, the Company had borrowings under a line of credit agreement with a commercial lender. Due to covenant defaults, the Company entered into a forbearance agreement in May 2010, which was most recently amended in October 2011. Under the terms of the amended forbearance agreement, the Company could borrow an amount equal to the lesser of the borrowing base, as defined, or $3.5 million. Interest accrued at an annual rate of the Base Rate, as defined, plus 6.0%. In addition, a usage fee equal to 0.75% per annum of the unused facility and a management fee equal to $9,000 per annum were assessed monthly. The line of credit was secured by substantially all of the Company’s assets. Borrowings under the line of credit plus outstanding checks as of December 31, 2011 totaled $3,064,414. The line of credit and amended forbearance agreement expired in June 2012 and all amounts borrowed were repaid in full at that time.

In June 2012, the Company entered into a new revolver loan agreement with a commercial bank in the amount of $5,000,000. The revolver loan agreement bears interest daily at the greater of (i) LIBOR plus 5%, or (ii) 6%, and is secured by substantially all of the Company’s assets. In addition, a usage fee equal to 0.375% per annum of the unused facility and a management fee equal to $18,000 per annum are assessed monthly. Under the agreement, the Company was required to maintain a minimum fixed charge coverage ratio of 1.1 to 1.0, calculated by dividing (a) (i) earnings before interest, taxes, depreciation and amortization (EBITDA) less (ii) unfinanced capital expenditures, by the sum of cash paid for (b) (i) interest and (ii) monitoring and advisory fees (Note 8). Also, the Company was required to generate at least $800,000 in EBITDA measured on a trailing four-quarter basis. Restrictive covenants applied to, among other things, research and development expenditures, additional liens, mergers or consolidations, and sales of assets. The Company was not in compliance with certain covenants as of December 31, 2012. The Company subsequently obtained a waiver from its lender, the loan covenants were revised, and the revolver loan limit was increased to $6.0 million (Note 14). Beginning in 2013, the Company must maintain a minimum fixed charge coverage ratio of 1.1 to 1.0. Also beginning in 2013, the Company must generate at least $225,000 in EBITDA during the three month period ending March 31, 2013, $450,000 in EBITDA during the six month period ending June 30, 2013, $675,000 in EBITDA during the nine month period ending September 30, 2013, and $900,000 in EBITDA for the year ended December 31, 2013 and for every quarterly period thereafter measured on a trailing four-quarter basis. Restrictive covenants apply to, among other things, additional liens, mergers or consolidations, and sales of assets. In the event of early termination, the Company must pay a prepayment fee of $180,000 if termination occurs in the first year, $120,000 if termination occurs in the second year, and $60,000 if termination occurs after the second year but prior to the last day of the term. As of December 31, 2012, $4,065,307 was outstanding on the revolver, at an effective interest rate of 6.0%. The revolver loan agreement expires in June 2015.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

8. CONVERTIBLE DEBT

In 2009, the Company issued $2,502,814 of Secured Subordinated Convertible Notes (the “2009 Convertible Notes”). The 2009 Convertible Notes, which bore interest at 10% per annum, were due on September 3, 2011. Interest on the 2009 Convertible Notes accrued until the outstanding principal and interest was either paid in full or converted into preferred stock. The 2009 Convertible Notes were secured by a second lien on substantially all of the Company’s assets and included financial covenants and limitations on the Company’s ability to enter into certain transactions while the 2009 Convertible Notes were outstanding.

In connection with the issuance of the 2009 Convertible Notes, the Company also issued warrants to acquire shares of the Company’s common and preferred stock (the “2009 Warrants”). The 2009 Warrants, accounted for as derivative liabilities, expired on the earlier of the repayment of the 2009 Convertible Notes or a Qualified Public Offering, as defined, and had an exercise price of $0.10 per share. The estimated fair value of the 2009 Warrants upon issuance, based on an independent third-party valuation of the Company’s equity securities, was deemed immaterial.

In 2010, the Company issued $8,474,951 of Secured Subordinated Convertible Notes (the “2010 Convertible Notes”). The 2010 Convertible Notes, which bore interest at 14% per annum, were due on September 3, 2011. Interest on the 2010 Convertible Notes accrued until the outstanding principal and interest was either paid in full or converted into preferred stock. The 2010 Convertible Notes were secured by a second lien on substantially all of the Company’s assets and included financial covenants and limitations on the Company’s ability to enter into certain transactions while the 2010 Convertible Notes were outstanding.

In connection with the issuance of the 2010 Convertible Notes, the Company also issued warrants to acquire shares of the Company’s Series D Preferred stock (the “2010 Warrants”). The 2010 Warrants, accounted for as derivative liabilities, expired on the earlier of the repayment of the 2010 Convertible Notes or a Qualified Public Offering, as defined, and had an exercise price of $0.10 per share. The estimated fair value of the 2010 Warrants upon issuance, based on an independent third-party valuation of the Company’s equity securities, was deemed immaterial.

In 2011, the Company issued $2,694,294 of Secured Subordinated Convertible Notes (the “2011 Convertible Notes”) and consolidated all of the outstanding 2009 and 2010 Convertible Notes into the 2011 Convertible Notes (collectively the “Consolidated 2011 Convertible Notes”). The consolidation of the 2009 and 2010 Convertible Notes was accounted for as a debt modification. The Consolidated 2011 Convertible Notes, which bore interest at 14% per annum, were due on the earliest to occur of: (i) the date of the closing of a merger, consolidation or reorganization of the Company with or into any other entity or a sale of all or substantially all of the assets of the Company, resulting in a change of control, (ii) the date of any dissolution, liquidation or winding up of the Company, or (iii) December 31, 2012. Interest on the Consolidated 2011 Convertible Notes accrued until the outstanding principal and interest was either paid in full or converted into preferred stock.

The Consolidated 2011 Convertible Notes were convertible into equity securities issued in a Qualified Financing, as defined, (“Qualified Financing Securities”) or Series D Convertible Preferred Stock of the Company. In the event of the consummation of a Qualified Financing, or upon the election of the holders of at least 65% of the Consolidated 2011 Convertible Notes, or in the event that

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

8. CONVERTIBLE DEBT (Continued)

the Company refinanced its senior credit facility in a manner satisfactory to the holders of at least 65% of the Consolidated 2011 Convertible Notes, then all outstanding principal and accrued but unpaid interest was convertible into such number of shares of the Qualified Financing Securities or Series D Preferred as was obtained by dividing the Conversion Value of the notes by $30.00, subject to adjustment. The Conversion Value was equal to four times (4x) the sum of all outstanding principal and accrued but unpaid interest under the Consolidated 2011 Convertible Notes.

The Consolidated 2011 Convertible Notes were secured by a second lien on substantially all of the Company’s assets and included covenants and limitations on the Company’s ability to enter into certain transactions while the Consolidated 2011 Convertible Notes were outstanding.

Interest expense relating to the Consolidated 2011 Convertible Notes totaled $1,027,712 and $1,919,036 during the years ended December 31, 2012 and 2011, respectively. The change in fair value of the derivative liabilities relating to the 2009 Warrants and 2010 Warrants during the year ended December 31, 2011 was not material. In June 2012, the 2009 Warrants and 2010 Warrants were exercised in conjunction with the conversion of the Consolidated 2011 Convertible Notes (Note 9).

The Company was in compliance with all covenants as of December 31, 2011.

As part of the agreements relating to the Convertible Notes, the Company is required to pay monitoring and advisory fees to two investors totaling $200,000 per annum, which are included in other expense in the accompanying statement of operations for the years ended December 31, 2012 and 2011. These fees commenced on January 1, 2011 and are paid quarterly in advance on the first business day of each calendar quarter.

In June 2012, the holders of the Consolidated 2011 Convertible Notes converted all outstanding convertible debt and accrued interest into shares of Series D Preferred (Note 9).

9. CAPITALIZATION

Authorized shares

The Company is authorized to issue up to 7,300,000 shares of stock of which 3,700,000 are designated as common stock with a $0.10 per share par value and 3,600,000 are designated as preferred stock with a $0.10 par value.

Series A 10% Convertible Preferred Stock

The Company has designated 108,494 shares of its authorized preferred stock as Series A 10% Convertible Preferred Stock (the “Series A Preferred”). The Series A Preferred has a stated value of $100 per share. Among the terms and conditions of the Series A Preferred are the following:

Ranking

The Series A Preferred is senior to the common stock as to the payment of dividends and the distributions of assets and rights upon liquidation, dissolution or winding up of the Company.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

9. CAPITALIZATION (Continued)

Dividends and Distributions

Dividends on the Series A Preferred accrue from January 28, 2011, whether or not earned or declared, at the rate of 10% per annum. All dividends accrued prior to January 28, 2011 were waived by the Series A Preferred holders. The accrued dividends compound quarterly and are payable in cash. Accrued dividends totaled $2,186,326 and $995,557 as of December 31, 2012 and 2011, respectively, and are included in Series A Preferred Stock in the accompanying balance sheets.

Conversion

Each share of Series A Preferred is initially convertible into one share of common stock of the Company at the option of the holder. The conversion rate is subject to adjustment upon the occurrence of certain events including the issuance of dividends payable in the form of common stock, a recapitalization, reorganization or other similar change in the outstanding common stock, or upon the occurrence of certain dilutive financings, as defined.

In the event of the consummation of a Qualified Public Offering, as defined, or a date specified by vote or written consent of the holders of at least 60% of the then issued and outstanding shares of the Series A Preferred, or the date all of the outstanding shares of Series D Preferred Stock are mandatorily converted to shares of common stock, each share of Series A Preferred shall be mandatorily converted into common stock.

Voting Rights

Holders of Series A Preferred are entitled to vote on all matters submitted to a vote of the Company’s shareholders. Each share of Series A Preferred shall have the right to the number of votes it would have obtained had the Series A Preferred been converted to common stock in accordance with the conversion rate in effect at the time of the vote.

In addition to the rights to vote on all matters submitted to the Company’s shareholders, for as long as 54,246.7 shares of the Series A Preferred remain outstanding, the vote of a majority of the outstanding shares of Series A Preferred is required to approve of certain events including, but not limited to, the sale of the Company or substantially all of its assets, a change in control, the repurchase of any of the Company’s outstanding securities or the issuance of equity securities having certain rights equal with or senior to the Series A Preferred.

Liquidation Preference

Upon the liquidation, dissolution or winding up of the Company, holders of the Series A Preferred shall have the right to receive, prior to any payment to holders of common stock, the greater of (i) the stated value of the Series A Preferred and all accrued but unpaid dividends and (ii) the distribution amount such holders would be entitled to receive pro rata with the holders of the common stock if the Series A Preferred was converted to common stock immediately prior to the event.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

9. CAPITALIZATION (Continued)

Series B 10% Convertible Preferred Stock

The Company has designated 118,915 shares of its authorized preferred stock as Series B 10% Convertible Preferred Stock (the “Series B Preferred”). The Series B Preferred has a stated value of $110 per share. Among the terms and conditions of the Series B Preferred are the following:

Ranking

The Series B Preferred is senior to the Series A Preferred and common stock as to the payment of dividends and the distributions of assets and rights upon liquidation, dissolution or winding up of the Company.

Dividends and Distributions

Dividends on the Series B Preferred accrue from January 28, 2011, whether or not earned or declared, at the rate of 10% per annum. All dividends accrued prior to January 28, 2011 were waived by the Series B Preferred holders. The accrued dividends compound quarterly and are payable in cash. Accrued dividends totaled $1,836,734 and $836,368 as of December 31, 2012 and 2011, respectively, and are included in Series B Preferred Stock in the accompanying balance sheets.

Conversion

Each share of Series B Preferred is initially convertible into one share of common stock of the Company at the option of the holder. The conversion rate is subject to adjustment upon the occurrence of certain events including the issuance of dividends payable in the form of common stock, a recapitalization, reorganization or other similar change in the outstanding common stock, or upon the occurrence of certain dilutive financings, as defined.

In the event of the consummation of a Qualified Public Offering, as defined, or a date specified by vote or written consent of the holders of at least the majority of the then issued and outstanding shares of the Series B Preferred, or the date all of the outstanding shares of Series D Preferred Stock are mandatorily converted to shares of common stock, each share of Series B Preferred shall be mandatorily converted into common stock.

Voting Rights

Holders of Series B Preferred are entitled to vote on all matters submitted to a vote of the Company’s shareholders. Each share of Series B Preferred shall have the right to the number of votes it would have obtained had the Series B Preferred been converted to common stock in accordance with the conversion rate in effect at the time of the vote.

In addition to the rights to vote on all matters submitted to the Company’s shareholders, for as long as 40,381.3 of the shares of the Series B Preferred remain outstanding, the vote of a majority of the outstanding shares of Series B Preferred is required to approve of certain events including, but not limited to, the sale of the Company or substantially all of its assets, a change in control, the repurchase

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

9. CAPITALIZATION (Continued)

of any of the Company’s outstanding securities or the issuance of equity securities having certain rights equal with or senior to the Series B Preferred.

Liquidation Preference

Upon the liquidation, dissolution or winding up of the Company, holders of the Series B Preferred shall have the right to receive, prior to any payment to holders of Series A Preferred and common stock, the greater of (i) the stated value of the Series B Preferred and all accrued but unpaid dividends and (ii) the distribution amount such holders would be entitled to receive pro rata with the holders of the Series A Preferred and common stock if the Series B Preferred was converted to common stock immediately prior to the event.

Series C 12% Convertible Preferred Stock

The Company has designated 37,956 shares of its authorized preferred stock as Series C 12% Convertible Preferred Stock (the “Series C Preferred”). The Series C Preferred has a stated value of $110 per share. Among the terms and conditions of the Series C Preferred are the following:

Ranking

The Series C Preferred is senior to the Series B Preferred, Series A Preferred and common stock as to the payment of dividends and the distributions of assets and rights upon liquidation, dissolution or winding up of the Company.

Dividends and Distributions

Dividends on the Series C Preferred accrue from January 28, 2011, whether or not earned or declared, at the rate of 12% per annum. All dividends accrued prior to January 28, 2011 were waived by the Series C Preferred holders. The accrued dividends compound quarterly and are payable in cash. Accrued dividends totaled $994,471 and $448,148 as of December 31, 2012 and 2011, respectively, and are included in Series C Preferred Stock in the accompanying balance sheets.

Conversion

Each share of Series C Preferred is initially convertible into one share of common stock of the Company at the option of the holder. The conversion rate is subject to adjustment upon the occurrence of certain events including the issuance of dividends payable in the form of common stock, a recapitalization, reorganization or other similar change in the outstanding common stock, or upon the occurrence of certain dilutive financings, as defined.

In the event of the consummation of a Qualified Public Offering, as defined, or a date specified by vote or written consent of the holders of at least the majority of the then issued and outstanding shares of the Series C preferred, or the date all of the outstanding shares of Series D Preferred Stock are mandatorily converted to shares of common stock, each share of Series C Preferred shall be mandatorily converted into common stock.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

9. CAPITALIZATION (Continued)

Voting Rights

Holders of Series C Preferred are entitled to vote on all matters submitted to a vote of the Company’s shareholders. Each share of Series C Preferred shall have the right to the number of votes it would have obtained had the Series C Preferred been converted to common stock in accordance with the conversion rate in effect at the time of the vote.

In addition to the rights to vote on all matters submitted to the Company’s shareholders, for as long as 18,977.5 shares of the Series C Preferred remain outstanding, the vote of a majority of the outstanding shares of Series C Preferred is required to approve of certain events including, but not limited to, the sale of the Company or substantially all of its assets, a change in control, the repurchase of any of the Company’s outstanding securities or the issuance of equity securities having certain rights equal with or senior to the Series C Preferred.

Liquidation Preference

Upon the liquidation, dissolution or winding up of the Company, holders of the Series C Preferred shall have the right to receive, prior to any payment to holders of Series B Preferred, Series A Preferred and common stock, the greater of (i) the stated value of the Series C Preferred and all accrued but unpaid dividends and (ii) the distribution amount such holders would be entitled to receive pro rata with the holders of the Series B Preferred, Series A Preferred and common stock if the Series C Preferred was converted to common stock immediately prior to the event.

Series D 10% Convertible Preferred Stock

The Company has designated 3,400,000 shares of its authorized preferred stock as Series D 10% Convertible Preferred Stock (the “Series D Preferred”). The Series D Preferred has a stated value of $30 per share. Among the terms and conditions of the Series D Preferred are the following:

Ranking

The Series D Preferred is senior to the Series C Preferred, Series B Preferred, Series A Preferred and common stock as to the payment of dividends and the distributions of assets and rights upon liquidation, dissolution or winding up of the Company.

Dividends and Distributions

Dividends on the Series D Preferred accrue from the date of issuance, whether or not earned or declared, at the rate of 10% per annum. The accrued dividends compound quarterly and are payable in cash. Accrued dividends totaled $4,184,858 as of December 31, 2012 and are included in Series D Preferred Stock in the accompanying condensed balance sheets. No Series D Preferred Stock was outstanding as of December 31, 2011.

Conversion

Each share of Series D Preferred is initially convertible into one share of common stock of the Company at the option of the holder. The conversion rate is subject to adjustment upon the occurrence

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

9. CAPITALIZATION (Continued)

of certain events including the issuance of dividends payable in the form of common stock, a recapitalization, reorganization or other similar change in the outstanding common stock, or upon the occurrence of certain dilutive financings, as defined.

In the event of the consummation of a Qualified Public Offering, as defined, or a date specified by vote or written consent of the holders of at least 65% of the then issued and outstanding shares of the Series D preferred, each share of Series D Preferred shall be mandatorily converted into common stock.

Voting Rights

Holders of Series D Preferred are entitled to vote on all matters submitted to a vote of the Company’s shareholders. Each share of Series D Preferred shall have the right to the number of votes it would have obtained had the Series D Preferred been converted to common stock in accordance with the conversion rate in effect at the time of the vote.

In addition to the rights to vote on all matters submitted to the Company’s shareholders, in the event that 1,000,000 shares of the Series D Preferred are outstanding, the vote of 65% of the outstanding shares of Series D Preferred is required to approve of certain events including, but not limited to, the sale of the Company or substantially all of its assets, a change in control, the repurchase of any of the Company’s outstanding securities or the issuance of equity securities having certain rights equal with or senior to the Series D Preferred.

Liquidation Preference

Upon the liquidation, dissolution or winding up of the Company, holders of the Series D Preferred shall have the right to receive, prior to any payment to holders of Series C Preferred, Series B Preferred, Series A Preferred and common stock, an amount equal to the sum of all accrued but unpaid dividends plus the greater of (i) the Preferred D stated value and (ii) the distribution amount such holders would be entitled to receive pro rata with the holders of the Series C Preferred, Series B Preferred, Series A Preferred and common stock if the Series D Preferred was converted to common stock immediately prior to the event.

Warrants

In connection with the issuance of the Company’s Convertible Debt (Note 8), the Company issued warrants for common stock at an exercise price of $0.10 per share and warrants for preferred stock at an exercise price of $0.10 per share. The number of common shares issuable upon exercise of the common warrants was based on accrued interest on the 2009 Convertible Notes. The number of preferred shares issuable upon exercise of the preferred warrants was based on the principal amount of certain of the 2009 Convertible Notes and on 12% of the Conversion Value of certain of the 2010 Convertible Notes. The warrants expired on the earlier of the repayment or conversion of the respective convertible debt or a Qualified Public Offering, as defined by the agreement. For the year ended December 31, 2011, the common warrants were exercisable for 17,536 common shares. For the year ended December 31, 2011, the preferred warrants were exercisable for 25,910 preferred shares.

In June 2012, in conjunction with the conversion of the Consolidated 2011 Convertible Notes, 27,359 Series D Preferred shares were issued from the exercise of the preferred warrants, and 22,484 shares of common stock were issued from the exercise of the common warrants.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

9. CAPITALIZATION (Continued)

Stockholders’ Agreement

The Company and its stockholders have entered into an agreement (the “Stockholders’ Agreement”). Under the terms of the agreement, the parties have agreed to elect certain individuals, as designated by holders of the Series A Preferred, Series B Preferred, and Series C Preferred and, upon issuance, Series D Preferred, as members of the Company’s Board of Directors (the “Board”). In addition, the Stockholders’ Agreement requires the approval of the majority of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred and, in some cases, the approval of 65% of the holders of the Series D Preferred prior to making certain changes to the Company’s Charter, By-laws or Board configuration and entering into certain transactions.

Under the terms of the Stockholders’ Agreement, at any time after December 31, 2012, the holders of a majority of Series D Preferred have the right to require the Company to redeem all of the holders’ shares of Series D Preferred at a price which is the sum of all accrued but unpaid dividends plus the greater of (i) the fair market value of the Series D Preferred being redeemed or (ii) the holders’ pro-rata share, based on the Series D Preferred being redeemed, of the equity value of the Company as determined by a nationally recognized investment bank or a valuation formula as defined in the Stockholders’ Agreement. At any time after the holders of a majority of Series D Preferred require the Company to redeem all of the holders’ shares of Series D Preferred, the holders of a majority of Series A Preferred and Series B Preferred, and the holders of 55% of the Series C Preferred shall have the right to require the Company to redeem the holders’ shares at a price which is the sum of all accrued but unpaid dividends plus the greater of (i) the fair market value of the Series A, Series B, and Series C Preferred being redeemed or (ii) the holders’ pro-rata share, based on the Series A, Series B, and Series C Preferred being redeemed, of the equity value of the Company as determined by a nationally recognized investment bank or a valuation formula as defined in the Stockholders’ Agreement.

The Stockholders’ Agreement also contains provisions that govern the process a stockholder must follow concerning disposition of shares, the requirements for a stockholder to sell shares in the event of certain approved transactions (drag along rights), the rights of a stockholder to sell shares in the event other stockholders propose to sell their shares (tag along rights) and the rights of the stockholder in the event the Company proposes to sell additional shares (preemptive rights).

Loan Receivable from Stockholder

In connection with the issuance of the Series B Preferred in 2006, a stockholder purchased 18,812 shares of Series B Preferred from the Company at an aggregate purchase price of $200,000. Concurrent with the purchase, the Company loaned the stockholder $200,000 to finance the purchase of the Series B Preferred. In connection with the issuance of the Series C Preferred during the year ended December 31, 2010, the stockholder purchased 5,231 shares of Series C Preferred from the Company at an aggregate purchase price of $57,535. Concurrent with the purchase, the Company loaned the stockholder $57,535 to finance the purchase of the Series C Preferred. The loans bore interest at 5% and were secured by the respective Preferred Stock purchased by the stockholder. The outstanding balance totaled $90,215 as of December 31, 2010 and was recorded as loan receivable from stockholder in the accompanying balance sheet. During the year ended December 31, 2011, the Company canceled

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

9. CAPITALIZATION (Continued)

the indebtedness from the stockholder in exchange for the surrender of all the stockholder’s shares of common and preferred stock in the Company. Accordingly, there was no outstanding balance on the loan receivable from stockholder as of December 31, 2011.

10. STOCK-BASED COMPENSATION

In 2005, the Company adopted the ANIP Acquisition Company 2005 Stock Option Plan (the “Plan”). In 2007, the Board of Directors of the Company amended the Plan and increased the maximum number of shares issuable to 312,750. As of December 31, 2011, the Company had granted 17,500 options and had 295,250 shares available for future grants. As of December 31, 2012, the Company had granted no options and had no shares available for future grants due to the termination of the Plan (Note 12).

The Company has adopted ASC 718, Compensation—Stock Compensation, which requires that the cost of equity-based service awards be measured based on the grant-date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award or the requisite service period. The Company recognizes stock-based compensation expense ratably over the vesting periods of options, adjusted for estimated forfeitures. For the years ended December 31, 2012 and 2011, the Company recognized non-cash compensation expense related to stock options of $0 and $4,550, respectively.

The Company values options using the Black-Scholes option-pricing model which was developed for use in estimating the fair value of traded options that are fully transferable and have no vesting restrictions. Black-Scholes and other option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards.

The following is a summary of option activity for the year ending December 31, 2011:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2010	17,500	$11.00	6.2	—
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—
Options outstanding at December 31, 2011	17,500	$11.00	5.2	—
Options exercisable at December 31, 2011	16,680	$11.00	4.2	—

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

10. STOCK-BASED COMPENSATION (Continued)

The following is a summary of non-vested options for the year ending December 31, 2011:

	Number	Weighted Average Grant Date Fair Value
Nonvested options outstanding at December 31, 2010	4,102	$1.30
Granted	—	—
Vested	(3,282)	1.30
Forfeited	—	—
Nonvested options outstanding at December 31, 2011	820	$1.32

The following is a summary of option activity for the year ending December 31, 2012:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2011	17,500	$11.00	6.2	—
Granted	—	—
Exercised	—	—
Forfeited	(17,500)	$11.00
Expired	—	—
Options outstanding at December 31, 2012	—	—	—	—
Options exercisable at December 31, 2012	—	—	—	—

The following is a summary of non-vested options for the year ending December 31, 2012:

	Number	Weighted Average Grant Date Fair Value
Nonvested options outstanding at December 31, 2011	820	$1.32
Granted	—	—
Vested	(820)	$1.32
Forfeited	—	—
Nonvested options outstanding at December 31, 2012	—	—

In September 2012, the Company entered into Transaction Bonus Agreements with certain management employees (Note 12). In connection with the Transaction Bonus Agreements, all prior option awards were forfeited and the Plan was terminated.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

11. INCOME TAXES

The Company has no current tax provision due to its current and accumulated losses, which result in net operating loss carryforwards. At December 31, 2012, the Company had approximately $32 million in net operating loss carryforwards, which begin to expire in 2024. The utilization of the net operating loss carryforwards may be limited in future years as prescribed by Section 382 of the US Internal Revenue Code. The net operating loss carryforwards, as well as other items, have generated deferred tax benefits, which have been recorded as deferred tax assets and are entirely offset by a valuation allowance. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Based upon the historical losses and uncertainty of future taxable income, management has established a 100% valuation allowance as of December 31, 2012 and 2011.

The components of the deferred tax asset consist of the following as of December 31:

	2012	2011
Current deferred tax assets:
Expenses not currently deductible	$466,000	$394,000
	466,000	394,000
Non-current deferred tax assets (liabilities):
Expenses not currently deductible	59,000	10,000
Book versus tax depreciation	(237,000)	(289,000)
Net operating loss carryforwards	11,300,000	12,965,000
	11,122,000	12,686,000
Total deferred tax asset, net	11,588,000	13,080,000
Valuation allowance	(11,588,000)	(13,080,000)
Deferred tax asset, net	$—	$—

The Company has analyzed its filing positions in all significant federal and state jurisdictions where it is required to file income tax returns, as well as open tax years in these jurisdictions. The Company’s US and state tax returns remain subject to examination for the year ended 2004 and all subsequent periods due to the availability of tax loss carryforwards. The Company did not identify any uncertain income tax positions that could have a material impact to the financial statements as of December 31, 2012 or 2011.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

11. INCOME TAXES (Continued)

The difference between the Company’s expected income tax benefit from applying federal statutory tax rates to the pre-tax loss from continuing operations and actual income tax expense from continuing operations relates primarily to the effect of the following:

	2012	2011
US federal statutory rate	(34.0)%	(34.0)%
State taxes, net of federal benefit	(0.9)%	(5.7)%
Non-deductible expenses	17.7%	0.1%
Change in valuation allowance	15.0%	36.6%
Effective tax rate	(2.2)%	(3.0)%

12. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases equipment under operating leases that expire in May 2017. Future minimum lease payments due under these leases total $38,949 as of December 31, 2012.

Rent expense for the years ended December 31, 2012 and 2011 totaled $18,393 and $18,633, respectively.

Transaction Bonus Agreements

In September 2012, the Company entered into Transaction Bonus Agreements (“Bonus Agreements”) with certain management employees. Under the terms of the Bonus Agreements, the Company will make bonus payments, upon a change of control transaction resulting in Net Proceeds being available for distribution to the Company’s shareholders, to certain executives. The bonus payments are based upon the amount of Net Proceeds, as defined in the Bonus Agreements, realized in a change of control transaction. The Company’s obligation to make the bonus payments are subject to, among other things, a minimum level of Net Proceeds and continuous employment of the executive. Under the terms of the Bonus Agreements, the BioSante transaction discussed below would be considered a change of control transaction.

Merger Agreement with BioSante

In October 2012, the Company entered into a merger agreement with BioSante, which agreement was revised in April 2013, by which a subsidiary of BioSante will merge into the Company in an all-stock transaction. Under the terms of the revised merger agreement, BioSante will issue to Company stockholders shares of BioSante common stock such that the former Company stockholders will own 57 percent of the combined company’s shares outstanding, and the former BioSante stockholders will own 43 percent. Pursuant to certain provisions of the Company’s certificate of incorporation, it is likely that holders of Series A Preferred, Series B Preferred, Series C Preferred, and common stock will not receive any shares of BioSante common stock in connection with the merger. In addition, immediately prior to the merger, BioSante plans to distribute to its then current stockholders

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

12. COMMITMENTS AND CONTINGENCIES (Continued)

contingent value rights (CVR) providing payment rights arising from a future sale, transfer, license or similar transaction(s) involving BioSante’s LibiGel® (female testosterone gel). Upon completion of the merger, the combined company will be renamed ANI Pharmaceuticals, Inc. and will operate under the leadership of the Company’s management team. The board of directors of the combined company is expected to have two directors from BioSante and five Company directors. Consummation of the merger is subject to a number of customary conditions, including, but not limited to, approval of the merger agreement by ANI stockholders and approval by BioSante stockholders of the issuance of BioSante shares in the merger. If any of the conditions to the merger are not satisfied or, where waiver is permissible but not waived, the merger will not be consummated. The merger is expected to close during the third quarter of calendar 2013.

Government Regulation

The Company’s products and facilities are subject to regulation by a number of federal and state governmental agencies. The Food and Drug Administration (“FDA”), in particular, maintains oversight of the formulation, manufacture, distribution, packaging and labeling of all of the Company’s products. The Drug Enforcement Administration (“DEA”) maintains oversight over the Company’s products that are considered controlled substances.

Unapproved Products

Certain of the Company’s generic products are marketed without approved New Drug Applications (“NDA”) or Abbreviated New Drug Applications (“ANDA”). During the years ended December 31, 2012 and 2011, net revenues for these products totaled $6.9 million and $3.5 million, respectively.

The FDA’s policy with respect to the continued marketing of unapproved products is stated in the FDA’s September 2011 compliance policy guide, Marketed New Drugs without Approved NDAs or ANDAs. Under this policy, the FDA has stated that it will follow a risk-based approach with regard to enforcement against such unapproved products. The FDA evaluates whether to initiate enforcement action on a case-by-case basis, but gives higher priority to enforcement action against products in certain categories, such as those marketed as unapproved drugs with potential safety risks or that lack evidence of effectiveness. The Company believes that so long as it complies with applicable manufacturing and labeling standards, it will be in compliance with the FDA’s current enforcement policy. There can be no assurance, however, that the FDA will continue this policy or not take a contrary position with any individual product or group of products. If the FDA were to take a contrary position, the Company may be required to seek FDA approval for these products or withdraw such products from the market.

In addition, one group of products that the Company manufactures on behalf of a contract customer is marketed by that customer without an FDA-approved NDA. If the FDA took enforcement action against such customer, the customer may be required to seek FDA approval for the group of products or withdraw them from the market. The Company’s contract manufacturing revenues for the group of unapproved products for the years ended December 31, 2012 and 2011 was $1.4 million and $1.3 million, respectively.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

12. COMMITMENTS AND CONTINGENCIES (Continued)

The Company received royalties on the net sales of a group of contract-manufactured products, which are marketed by the contract customer without an FDA-approved NDA. If the FDA took enforcement action against such customer, the customer may be required to seek FDA approval for the group of products or withdraw them from the market. The Company’s royalties on the net sales of these unapproved products for the years ended December 31, 2012 and 2011 were $284,000 and $320,000, respectively.

In October 2012, ANI received a telephone call requesting a meeting with the FDA representatives from the Minneapolis district of the FDA to discuss continued manufacturing and distribution of the Opium 10mg/mL Solution 118mL product, which is a Non-NDA Product. That meeting was held on October 25, 2012 by conference telephone call and included FDA representatives from the Office of Compliance at the Center for Drug Evaluation and Research. Counsel to ANI sent a letter to the FDA on November 9, 2012 in support of ANI’s position. Although the FDA confirmed receipt of this letter, ANI has received no further response thereto. If the FDA were to make a determination that ANI could not continue to sell Opium Tincture as an unapproved product, ANI would be required to seek FDA approval for such product or withdraw such product from the market. If ANI determined to withdraw the product from the market, ANI’s net revenues for generic pharmaceutical products would decline materially, and if ANI decided to seek FDA approval, it would face increased expenses and might need to suspend sales of the product until such approval is obtained, and there are no assurances that ANI would receive such approval.

Other Commitments and Contingencies

All manufacturers of the drug Reglan® and its generic equivalent metoclopramide, including the Company, are facing allegations from plaintiffs in various states claiming bodily injuries as a result of ingestion of metoclopramide or its brand name Reglan® prior to the FDA’s February 2009 Black Box warning requirement. The Company has been named and served in 84 separate complaints, including three in Pennsylvania, nine in New Jersey, and 72 in California, covering 2,930 plaintiffs in total. In August 2012, the Company was dismissed with prejudice from all New Jersey cases. Management considers the Company’s exposure to this litigation to be limited due to several factors: (1) the only generic metoclopramide manufactured by the Company prior to the implementation of the FDA’s warning requirement was an oral solution introduced after May 28, 2008; (2) the Company’s market share for the oral solution was a very small portion of the overall metoclopramide market; and (3) once the Company received a request for change of labeling from the FDA, it submitted its proposed changes within 30 days, and such changes were subsequently approved by the FDA. At the present time, Company management is unable to assess the likely outcome of the remaining cases. The Company’s insurance company has assumed the defense of this matter. In addition, the Company’s insurance company renewed the Company’s product liability insurance on September 1, 2011 and 2012 with absolute exclusions for claims related to Reglan® and metoclopramide. The Company cannot provide assurances that the outcome of these matters will not have an adverse effect on its business, results of operations, financial condition and cash flow. Furthermore, like all pharmaceutical manufacturers, the Company in the future may be exposed to other product liability claims, which could harm its business, results of operations, financial condition and cash flow.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

13. FAIR VALUE DISCLOSURES

Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. US GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value.

The inputs used in measuring the fair value of cash and cash equivalents are considered to be level 1 in accordance with the three-tier fair value hierarchy. The fair market values are based on period-end statements supplied by the various banks and brokers that held the majority of the Company’s funds. The fair value of short-term financial instruments (primarily accounts receivable, prepaid expenses, accounts payable, accrued expenses, borrowings under line of credit, notes payable, and other current liabilities) approximate their carrying values because of their short-term nature.

The Company’s stock purchase warrants are classified as derivative liabilities and are measured at fair value using level 3 inputs. The fair value of stock purchase warrants is determined using a two-step process which includes valuing the Company’s equity using both market and discounted cash flow methods, and then apportioning that value, using an equity allocation model, to each of the Company’s classes of stock. These models require the use of unobservable inputs such as fair value of the Company’s common and preferred stock, expected term, anticipated volatility, future interest and interest rates, expected cash flows and the number of outstanding common and preferred shares as of a future date. The Company determined that the fair value of the derivative liabilities, and the changes in such fair value, was immaterial as of and for the years ended December 31, 2012 and 2011. The Company has no other financial assets and liabilities that are measured at fair value. The Company has no nonfinancial assets or liabilities that are measured at fair value.

14. SUBSEQUENT EVENTS

Revised Merger Agreement with BioSante

In October 2012, the Company entered into a merger agreement with BioSante, which agreement was revised in April 2013, by which a subsidiary of BioSante will merge into the Company in an all-stock transaction. Under the terms of the revised merger agreement, BioSante will issue to Company stockholders shares of BioSante common stock such that the former Company stockholders will own 57 percent of the combined company’s shares outstanding, and the former BioSante stockholders will own 43 percent. In addition, immediately prior to the merger, BioSante plans to distribute to its then current stockholders contingent value rights (CVR) providing payment rights arising from a future sale, transfer, license or similar transaction(s) involving BioSante’s LibiGel® (female testosterone gel). Upon completion of the merger, the combined company will be renamed ANI Pharmaceuticals, Inc. and will operate under the leadership of the Company’s management team. The board of directors of the combined company is expected to have two directors from BioSante and five Company directors. Consummation of the merger is subject to a number of customary conditions, including, but not limited to, approval of the merger agreement by ANI stockholders and approval by BioSante stockholders of the issuance of BioSante shares in the merger. If any of the conditions to the merger are not satisfied or, where waiver is permissible but not waived, the merger will not be consummated. The merger is expected to close during the third quarter of calendar 2013.

ANIP ACQUISITION COMPANY

d/b/a ANI Pharmaceuticals, Inc.

Notes to Financial Statements (Continued)

For the Years Ended December 31, 2012 and 2011

14. SUBSEQUENT EVENTS (Continued)

Amendment to Revolving Line of Credit

The Company was not in compliance with certain covenants under its revolver loan agreement as of December 31, 2012. The Company subsequently obtained a waiver from its lender, the loan covenants were revised, and the revolver loan limit was increased to $6.0 million (Note 7).